UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   March 9, 2007

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer and Chief Marketing Officer

On March 9, 2007, the Board of Directors of Datawatch Corporation (the “Company”) appointed Kenneth P. Bero as Chief Operating Officer & Senior Vice President of Sales of the Company and appointed John Kitchen as Chief Marketing Officer & Senior Vice President of the Company. Both appointments are effective as of April 1, 2007.

Mr. Bero, age 53, was most recently the Senior Vice President Enterprise Solutions for the Company. In June 2006, Mr. Bero joined the Company as Vice President of Enterprise Sales for North America. Prior to joining Datawatch, Mr. Bero served as Vice President, North American Channel Sales at Business Objects. Mr. Bero also held the position of Chief Operating Officer and Executive Vice President of Sales and Marketing at NAVIDEC, a NASDAQ listed software development and services company.

Mr. Kitchen, age 52, has worked for the Company for over nine years, most recently as Senior Vice President of Desktop & Server Solutions. Prior to joining Datawatch, Mr. Kitchen provided marketing services to a variety of high tech companies including Citrix Systems, Inc., Sun Microsystems, Inc. and Teradyne Inc., as a founder and partner of Spiessl Kitchen Vosik Advertising.

On March 15, 2007, the Company issued a press release regarding the appointment of Mr. Bero and Mr. Kitchen. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

(e) Salary Increases

In connection with their new appointments, effective April 1, 2007, Mr. Bero’s base salary was increased from $170,000 per year to $200,000 per year and Mr. Kitchen’s base salary was increased from $176,000 per year to $190,000 per year. Also on March 9, 2007, the Board of Directors approved a base salary increase for Robert W. Hagger, the Company’s President and Chief Executive Officer from $276,000 per year to $300,000 per year. Mr. Hagger’s base salary increase is retroactively effective as of March 1, 2007.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release dated March 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: March 15, 2007
By: /s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and Chief Executive Officer